Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release (the “Agreement”) is between Thomas Macphee (“Employee”) and AgroFresh Solutions, Inc. (“Employer”) and is effective on the eighth day following Employee’s execution of this Agreement provided Employee has not revoked the Agreement (the “Effective Date”).

RECITALS

Employee and Employer previously entered into that certain Employment Agreement, dated August 25, 2015 (the “Employment Agreement”); capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Employment Agreement;

Employee’s employment with Employer will terminate effective March 10, 2016 (the “Termination Date”) in accordance with Section 7 of the Employment Agreement by mutual agreement;

Employee and Employer desire to define their respective rights and obligations for the future; and

Employee desires to release any claims or causes of action Employee may have arising from or relating to Employee’s employment with Employer.

Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree:

1.                                      Termination.  Effective on the Termination Date, Employee resigns his position as Chief Executive Officer, his position on the Board of Directors of Employer, and all other positions that he holds with Employer and/or its affiliates effective on the Termination Date (and Employee agrees to sign such additional resignation letters as may be requested by Employer to document such resignations).  Employee will be paid his normal base salary through the Termination Date.  Whether or not Employee signs this Agreement, Employee will additionally receive reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with the Employer’s policy prior to the termination date and his vested Employee Benefits, if any, under the employee benefit plans of the Company, and his accrued but unused vacation pay.  Employee acknowledges that the payments made pursuant to this Section 1 will be in full satisfaction of all wages, benefits and other compensation owed to Employee for employment or service through the Termination Date.

2.                                      Employer’s Obligations to Employee.  Provided that Employee executes and does not revoke the Agreement, Employer shall pay to Employee, in full satisfaction of Section 7(c) of the Employment Agreement:

(a)                                 An amount equal to 2.5 times his current Base Salary of $400,000, payable in equal installments in accordance with regular payroll procedures established by the

Company over a twelve-month period beginning with the first payroll date that occurs on or after the sixtieth (60th) day following Termination Date;

(b)                                 A pro rata portion of his Annual Bonus for 2016, calculated by taking the product of (a) Employee’s Annual Bonus that he would have earned in 2016 had his employment continued through the end of 2016, multiplied by (b) a fraction, the numerator of which is the number of days during which Employee was employed through March 10, 2016 and the denominator of which is 365.  For purposes of calculating the payment due pursuant to this Section 2(b), Employee shall be deemed to have met any individual performance objectives for calendar year 2016.  This amount, if any, shall be payable as and when the Annual Bonus would have been payable to Employee if his employment had not been terminated; and

(c)                                  A lump sum cash payment equal to the cost of Employee’s and any dependent coverage under COBRA under the Company’s health plan currently in effect for the 18-month period following the Termination Date, payable directly to employee on the first payroll date that occurs on or after the sixtieth (60th) day following the Termination Date.

3.                                      Prior Rights and Obligations.  Except as herein set forth, this Agreement extinguishes all rights, if any, which Employee may have, and obligations, if any, with Employer and its affiliates, contractual or otherwise, (a) relating to the employment, service or termination of employment of Employee with Employer or its affiliates, or (b) under the Employment Agreement, any employment contract or other plan with Employer or its affiliates including but not limited to any severance plan, policy or practice.  Employee agrees that the above amounts are the only amounts that will be paid in connection with Employee’s termination of employment or service and fully satisfy Employer’s and its affiliates’ obligations to Employee under the Employment Agreement, that Employee is not entitled to or owed any other severance benefits or compensation arising out of the employment, service or termination of employment of Employee with Employer, and that Employee is receiving benefits under this Agreement that Employee would not be entitled to but for the execution of this Agreement.  For sake of clarity, nothing in this Agreement shall affect Employee’s rights to additional payments pursuant to Section 7(f) of the Employment Agreement in the event of a Change in Control within the six-month period following the Termination Date, nor shall anything in this Agreement affect Employee’s rights and Employer’s obligations under Section 11(m) of the Employment Agreement.

4.                                      Employer Assets.  Employee hereby represents and warrants that Employee has no claim or right, title or interest in, or possession of, any property or assets of Employer or its affiliates.  Promptly after the execution of this Agreement, to the extent Employee has not already done so, Employee shall deliver to Employer any such property or assets in Employee’s possession or control, including, without limitation, any information technology equipment, keys and security cards issued to Employee by Employer, and all electronically stored information (or information derived therefrom) (including disclosing to Employer electronic user IDs and passwords).

5.                                      Waiver and Release of All Claims.  In consideration of and in return for the benefits stated in this Agreement, Employee agrees to and hereby does release the Employer and its affiliates, and each of their current and former directors, officers, employees, agents, investors, predecessors and successors in interest, and all benefit plans sponsored by any of them, past or present (collectively, the “Released Parties” and individually, a “Released Party”), individually and collectively, from liability for any and all claims, damages, and causes of action of any kind related to Employee’s employment by Employer, service in connection therewith and/or the termination of Employee’s employment including but not limited to (a) any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA:”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform Act; (b) and any and all claims or causes of action arising under any other federal, state or local laws including but not limited any such claims arising under the Pennsylvania Human Relations Act; and (c) any and all claims for breach of the Employment Agreement (including but not limited to any claim for payment of an Annual Bonus for 2015), any Equity Agreement (as defined below) or any contract, agreement, plan, policy, or practice, whether oral or written between Employee and any Released Party (all of the foregoing, the “Released Claims”).

This Agreement does not prohibit Employee from filing a complaint with the EEOC or other governmental agency making a good faith report of possible violations of applicable law to any governmental agency or from cooperating with any governmental investigation.  However, Employee acknowledges that by reason of his waiver and release of claims, he shall not be entitled to relief resulting from any such complaint or report.  This Agreement and Employee’s release does extend to any of the Released Claims brought by any organization, governmental agency, or person on behalf of Employee or as a class action under which Employee may otherwise have a right or benefit and Employee agrees that he is not entitled to, has waived, and will not accept any such relief.

Except as expressly provided herein, the waiver and release provisions of this Agreement do not apply to any rights or claims for age discrimination that may arise after the effective date of this Agreement.  Further, this Agreement does not prohibit Employee from filing a claim to challenge the validity of his release of claims under the ADEA or any claim for breach of this Agreement (including those sections of the Employment Agreement which remain in effect pursuant to this Agreement).

6.                                      Equity Ownership. Effective as of the Termination Date, Employee’s ownership of 171,875 shares of common stock shall be fully vested.  Employee’s rights with respect to his equity interest and options are governed by the terms of the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan (“Equity Plan”), as the Equity Plan may be amended from time to time in accordance with its terms.  Notwithstanding anything to the contrary contained in the Employment Agreement and the restricted stock agreement between Employer and employee, Employee’s options to purchase 343,750 shares of common stock at an exercise price of $12 per share shall be cancelled and forfeited to the Employer in their entirety, effective as of the Termination Date.

7.                                      Confidentiality.  Employee agrees not to disclose the terms of this Agreement to any other person, except that Employee may disclose such terms to Employee’s attorney, financial advisors and/or tax accountants, and members of Employee’s immediate family.  Employee agrees to refrain from making public or private statements or comments relating to any of Released Parties which are derogatory, disparaging, or which may tend to injure any such party or person in its or their business, public or private affairs unless required by law.  Employer (through its authorized officers and directors) agrees that it will not make public or private statements relating to Employee which are derogatory, disparaging or which may tend to injure employee in his business, public or private affairs unless required by law.

8.                                      Affirmation of Continuing Duties.  In accordance with Employee’s existing and continuing obligations, Employee agrees to abide by and acknowledges the enforceability of certain covenants under the Employment Agreement, including Sections 8, 9, 10 and 11(j) of the Employment Agreement.  This includes without limitation, to the extent Employee has not already done so, promptly after the execution of this Agreement, delivering to Employer all confidential information in accordance with the Employment Agreement.  Employee acknowledges that his compliance with these continuing obligations in the Employment Agreement and the confidentiality provisions herein is a condition to his receipt of the benefits provided under this Agreement.  In addition to any other legal or equitable remedies Employer may have, in the event that Employee violates Sections 8 or 9 of the Employment Agreement, Employer shall be entitled to cease payment of any amounts due under this Agreement. Employer agrees to abide by and acknowledges the enforceability of Sections 7(f) and 11(m) of the Employment Agreement, which remain in effect.

9.                                      Exclusive Benefits.  Employee agrees and acknowledges that the only benefits associated with the termination of Employee’s employment with Employer to which Employee is entitled are the benefits stated in this Agreement (including those sections of the Employment Agreement incorporated by reference) and that Employee is not entitled to any additional benefits under any other policy, plan or agreement of Employer or any of its affiliates in connection with Employee’s termination.

10.                               Unenforceable Provisions.  In the event that any provision of this Agreement is determined in the future to be invalid, void or unenforceable for any reason, such determination shall not affect the validity and enforceability of all remaining provisions of this Agreement.  The only exception is that a determination that Employee’s agreements contained in Section 5 above (the release and waiver of all claims) are unenforceable, Employer shall have the right to discontinue payments until Employee signs a new enforceable release and waiver of claims in a form reasonably satisfactory to Employer, unless Employee’s agreements in Section 5 are voided due to Employee’s challenge of the enforceability of such provision, in which case the entire Agreement shall be voidable, at the option of Employer, thereby requiring, to the extent permitted by applicable law, the return to Employer of all payments given in consideration for those release provisions.

11.                               Choice of Law.  This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the Commonwealth of Pennsylvania, without regard to the principles of conflict of law of such state, except as preempted by federal law.

12.                               Merger.  This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement (including any contrary provision in the Employment Agreement), other than those portions of the Employment Agreement incorporated herein by reference.  This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Employer, by an authorized officer.

13.                               Rights under the Age Discrimination in Employment Act.  Employee acknowledges and agrees that he has at least twenty-one (21) days to review this Agreement; he has been advised by Employer to consult with an attorney regarding the terms of this Agreement prior to executing it; if he executes this Agreement, he has seven days following the execution of this Agreement to revoke this Agreement (by providing written notice to Employer before 5:00 p.m. on the seventh day); this Agreement shall not become effective or enforceable until the revocation period has expired; he does not, by the terms of this Agreement, waive claims or rights may arise under the ADEA after the date he executes this Agreement; he is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled; and he understands this Agreement and it is written in such a manner that he understands his rights and obligations under the Agreement.

14.                               Agreement Voluntary; No Reliance.  Employee acknowledges and agrees that Employee has carefully read this Agreement and understands that it is a release of all claims, known and unknown, past or present including all claims under the ADEA.  Employee warrants that he is executing this Agreement without any representation of any kind or character not expressly set forth herein.

15.                               No Admissions.  The parties expressly understand and agree that the terms of this Agreement are contractual and not merely recitals and that the agreements herein and consideration paid are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no statement or consideration given, nor offer of same, shall be construed as an admission of any claim by either party, such admissions being expressly denied.

16.                               Further Actions.  Employee Agrees to any execute such additional documents as may reasonably required by Employer to effectuate his resignation from employment and the implementation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, effective as provided above.

EMPLOYEE

/s/ Thomas Macphee
Thomas Macphee

Date:	3/11/16

EMPLOYER

AgroFresh Solutions, Inc.

By:	/s/ Nance K. Dicciani
Name: Nance K. Dicciani
Title: Chair, Board of Directors